CDI Corp. Reports Fourth Quarter and Full Year 2010 Results

IT Solutions and MRI demonstrate solid year-over-year revenue growth; Announces quarterly dividend

PHILADELPHIA, Feb. 22, 2011 /PRNewswire/ -- CDI Corp. (NYSE: CDI) today reported results for the fourth quarter and full year ended December 31, 2010.  The company also announced a quarterly cash dividend of $0.13 per share which will be paid on March 22, 2011 to all shareholders of record on March 8, 2011.

For the fourth quarter 2010, the company reported revenue of $248.0 million, an increase of 14.2% (14.6% in constant currency) compared to $217.2 million for the fourth quarter 2009.  Fourth quarter 2010 revenue includes $13.0 million from the operations of L.R. Kimball which was acquired on June 28, 2010 and is included in the CDI-Infrastructure vertical.  Excluding L.R. Kimball, revenue for the fourth quarter 2010 increased 8.2% (8.6% in constant currency) versus the prior year. For the quarter ended December 31, 2010, the company reported a net loss of $14.6 million, or $0.77 per diluted share, compared to a net loss of $6.9 million, or $0.36 per diluted share, in the fourth quarter 2009.

"I am pleased to report solid year-over-year fourth quarter revenue growth, which reflects the strength of the company's fundamentals.  CDI has an underlying business capable of delivering continued growth in what appears to be an improving economic environment," said Paulett Eberhart, President and Chief Executive Officer of CDI Corp.

For the year ended December 31, 2010, the company reported a net loss of $10.5 million, or $0.55 per diluted share, on revenue of $926.3 million.  For the full year 2009, the company reported a net loss of $19.9 million, or $1.05 per diluted share, on revenue of $885.0 million.

As previously announced, the company recorded charges and impairments in the fourth quarter 2010 totaling $12.4 million, which are described below.

The company recorded a preliminary $8.0 million impairment charge related to a goodwill write-down in the company's AndersElite segment.  This goodwill impairment charge is an estimate and will be finalized through a third-party valuation process.  The final goodwill impairment charge, along with its effects on the company's provision for income taxes, if any, will be included in results of operations, planned to be filed in March 2011 with the company's Annual Report on Form 10-K.

The company also recorded a $1.0 million charge for writing off the company's investment in its Kuwait-based joint venture in its Engineering Solutions segment.

Additionally, the company had previously recorded deferred tax assets of $2.8 million as a result of AndersElite's net operating losses.  Because of a three year cumulative loss at AndersElite, the company is required to, and did record a 100% valuation allowance against this deferred tax asset.  Notwithstanding this write-off, net operating losses can be carried forward indefinitely under current law in the UK and can be used against future profits.

Finally, the company recorded additional tax expense of $0.6 million related to a non-realizable tax asset.

Business Segment Discussion

CDI Engineering Solutions (ES) revenue increased 12.8% (12.7% in constant currency) versus the prior-year fourth quarter.  Excluding L.R. Kimball results, ES revenue increased 1.5% driven by an increase in energy and chemical areas in the Process & Industrial vertical, somewhat offset by year-over-year decreases in fourth quarter revenue particularly in the Government Services vertical.  ES operating profit increased to $0.2 million in the fourth quarter versus an operating loss of $4.6 million in the prior-year quarter.  Fourth quarter 2010 operating results include $1.0 million for the write-off of the investment in the Kuwait joint venture.

Management Recruiters International, Inc. (MRI) reported a 15.6% increase in fourth quarter revenue versus the year-ago fourth quarter driven by increased royalty revenue, contract staffing and franchise sales.  Operating profit declined 3.2% versus the prior-year fourth quarter.

UK-based CDI AndersElite (Anders) revenue declined 43.9% (41.6% in constant currency) versus the prior-year fourth quarter driven by declines in contract staffing. This reflects continued weak market conditions in the UK construction industry.  Anders operating loss increased to $10.4 million versus a loss of $1.3 million in the prior-year fourth quarter driven by the decrease in revenue and the aforementioned $8.0 million of goodwill impairment.

CDI IT Solutions (ITS) fourth quarter revenue grew 36.9% when compared to the year-ago fourth quarter reflecting successful business development efforts in staffing services and solutions delivery.  Operating profit more than doubled to $3.5 million versus the year-ago fourth quarter reflecting the revenue increases.

Solid Balance Sheet

On December 31, 2010, the company had cash and cash equivalents of $28.7 million and short term debt of $13.9 million. The net cash position of $14.8 million and expected continued net cash flow generation should be sufficient to support the company's growth and ongoing capital needs.

Business Outlook

For the first quarter ending March 31, 2011, the company anticipates revenue increase in the range of 15% to 18% compared to the year-ago first quarter and 9% to 12% when excluding revenue from the L.R. Kimball acquisition.  The company's revenue assumption reflects revenue growth in ITS, continued permanent placement demand in MRI and staffing and project outsourcing growth, particularly in the ES Process & Industrial vertical, somewhat offset by continued weakness in Anders.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart and Mark Kerschner, CDI's Executive Vice President and CFO, will host a conference call to discuss the 2010 fourth quarter and full year results. The call can be accessed live, via the Internet, at www.cdicorp.com.  A replay will be available for 14 days.

Company Information

Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that address expectations or projections about the future, including, but not limited to, statements about the Company's strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness in the financial and capital markets, which may result in the postponement or cancellation of CDI's customers' capital projects or the inability of CDI's customers to pay the Company's fees; the termination of a major customer contract or project; credit risks associated with the Company's customers; competitive market pressures; the availability and cost of qualified labor; the Company's level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for the Company's business activities, including the activities of the Company's temporary employees; the Company's performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to the Company's businesses.  More detailed information about these and other risks and uncertainties may be found in the Company's filings with the SEC, particularly in the "Risk Factors" section of the Company's Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Note on Constant Currency Calculations

Constant currency year-over-year changes should be considered in addition to, and not as a substitute for or superior to, changes in revenue prepared on a US dollar reported basis. Constant currency year-over-year changes in revenue are calculated by translating the prior period's revenue in local currencies into US dollars using the average exchange rates of the current period.

Financial Tables Follow

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Revenue	$ 248,012	$ 217,199	$ 249,355	$926,289	$884,950

Cost of services	195,597	176,232	194,017	732,326	708,386

Gross profit	52,415	40,967	55,338	193,963	176,564

Goodwill impairment (a)	8,000	-	-	8,000	-

Operating and administrative expenses	53,531	47,406	50,400	185,958	194,699

Operating (loss) profit	(9,116)	(6,439)	4,938	5	(18,135)

Other (expense) income, net	(20)	16	(442)	(540)	81

Equity in losses of affiliated companies	(1,219)	(498)	(312)	(2,299)	(1,357)

(Loss) earnings before income taxes	(10,355)	(6,921)	4,184	(2,834)	(19,411)

Income tax expense (benefit)	4,272	(48)	2,473	7,668	508

Net (loss) earnings	(14,627)	(6,873)	1,711	(10,502)	(19,919)

Less: (loss) earnings attributable to the noncontrolling interest	(3)	(4)	32	44	(17)

Net (loss) earnings attributable to CDI	$ (14,624)	$ (6,869)	$ 1,679	$ (10,546)	$ (19,902)

Diluted net (loss) earnings attributable to CDI per share	$ (0.77)	$ (0.36)	$ 0.09	$ (0.55)	$ (1.05)

Average diluted number of shares	19,038	18,946	19,244	19,015	18,932

	December 31,	September 30,	December 31,
Selected Balance Sheet Data:	2010	2010	2009

Cash and cash equivalents	$ 28,746	$ 29,140	$ 73,528

Accounts receivable, net	$ 222,999	$ 216,947	$ 176,677

Current assets	$ 270,011	$ 266,298	$ 264,697

Total assets	$ 398,816	$ 401,447	$ 375,034

Current liabilities	$ 124,088	$ 114,293	$ 87,193

CDI shareholders' equity	$ 258,887	$ 273,649	$ 274,755

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
Selected Cash Flow Data:	2010	2009	2010	2010	2009

Depreciation and amortization expense	$ 2,695	$ 2,678	$ 2,875	$ 10,657	$ 11,207

Capital expenditures	$ 1,828	$ 1,300	$ 1,131	$ 5,890	$ 5,986

Dividends paid	$ 2,475	$ 2,463	$ 2,474	$ 9,900	$ 9,854

Free cash flow for the quarter ended December 31, 2010 is shown below:

Net cash provided by operating activities	$ 5,438
Less: capital expenditures	(1,828)
Less: dividends paid	(2,475)
Free cash flow	$ 1,135

	For the three months ended			For the year ended
Selected Earnings and Other Financial	December 31,		September 30,	December 31,
Data:	2010	2009	2010	2010	2009

Revenue	$ 248,012	$ 217,199	$ 249,355	$926,289	$884,950

Gross profit	$ 52,415	$ 40,967	$ 55,338	$193,963	$176,564

Gross profit margin	21.1%	18.9%	22.2%	20.9%	20.0%

Operating and administrative expenses as a percentage of revenue	21.6%	21.8%	20.2%	20.1%	22.0%

Corporate expenses	$ 4,615	$ 3,757	$ 3,576	$ 15,854	$ 15,877

Corporate expenses as a percentage of revenue	1.9%	1.7%	1.4%	1.7%	1.8%

Operating profit margin	(3.7)%	(3.0)%	2.0%	0.0%	(2.0)%

Effective income tax rate	(41.3)%	0.7%	59.1%	(270.6)%	(2.6)%

After-tax return on CDI shareholders’ equity (b)	(4.0)%	(7.0)%	(1.0)%

Pre-tax return on net assets (c)	(1.3)%	(9.7)%	0.3%

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
Selected Segment Data:	2010	2009	2010	2010	2009

Engineering Solutions
Revenue	$ 129,580	$ 114,880	$ 134,250	$483,731	$483,755
Gross profit	27,028	19,715	29,090	95,920	90,770
Gross profit margin	20.9%	17.2%	21.7%	19.8%	18.8%

Operating profit (loss) (d)	192	(4,555)	3,954	8,710	5,360
Operating profit (loss) margin	0.1%	(4.0)%	2.9%	1.8%	1.1%

Management Recruiters International
Revenue	$ 15,782	$ 13,653	$ 16,064	$ 61,316	$ 53,975
Gross profit	8,319	6,638	8,789	32,375	26,586
Gross profit margin	52.7%	48.6%	54.7%	52.8%	49.3%

Operating profit	977	1,009	1,925	6,088	2,306
Operating profit margin	6.2%	7.4%	12.0%	9.9%	4.3%

AndersElite
Revenue	$ 13,007	$ 23,182	$ 13,904	$ 65,393	$103,292
Gross profit	2,590	3,357	2,801	12,254	16,425
Gross profit margin	19.9%	14.5%	20.1%	18.7%	15.9%

Operating loss	(10,372)	(1,285)	(1,598)	(13,304)	(17,794)
Operating loss margin	(79.7)%	(5.5)%	(11.5)%	(20.3)%	(17.2)%

IT Solutions
Revenue	$ 89,643	$ 65,484	$ 85,137	$315,849	$243,928
Gross profit	14,478	11,257	14,658	53,414	42,783
Gross profit margin	16.2%	17.2%	17.2%	16.9%	17.5%

Operating profit	3,483	1,651	3,921	12,066	6,513
Operating profit margin	3.9%	2.5%	4.6%	3.8%	2.7%

	For the three months ended			For the year ended
Engineering Solutions Revenue	December 31,		September 30,	December 31,
by Vertical:	2010	2009	2010	2010	2009

CDI Process and Industrial (e)	$ 86,435	$ 80,883	$ 87,100	$328,633	$340,405
CDI Government Services	18,123	21,733	20,036	78,018	88,488
CDI Aerospace (e)	12,064	12,264	12,262	48,577	54,862
CDI Infrastructure (f)	12,958	-	14,852	28,503	-

Total Engineering Solutions Revenue	$ 129,580	$ 114,880	$ 134,250	$483,731	$483,755

(a) $8,000 preliminary impairment charge related to a goodwill write-down in the Company's AndersElite segment for the three months and year ended December 31, 2010.

(b) Net earnings (loss) attributable to CDI for the current quarter combined with the income (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(c) Earnings (loss) before income taxes for the current quarter combined with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(d) Includes $1,219, $498, $312, $2,299 and $1,357 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended December 31, 2010 and 2009, the three months ended September 30, 2010 and the years ended December 31, 2010 and 2009, respectively.

(e) Revenue for 2009 has been reclassified to conform to the 2010 presentation.

(f) During the second quarter of 2010, Engineering Solutions began reporting a new vertical - CDI Infrastructure, which includes results from the purchase of substantially all of the assets and certain liabilities of L. Robert Kimball & Associates, Inc. on June 28, 2010.

CONTACT:  Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com